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                                                                     EXHIBIT 5.1


Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC   20549

Ladies and Gentlemen:

                  This opinion is delivered in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 1,500,000 shares (the "Shares") of Common Stock, no par value, of Vlasic Foods International Inc., a New Jersey corporation (the "Company"), to be issued in connection with the Vlasic Foods International Inc. Savings and 401(k) Plan for Salaried Employees (the "Plan") pursuant to a registration statement on Form S-8 filed on the date hereof (the "Registration Statement").

                  The undersigned is the Vice President, General Counsel and Corporate Secretary of the Company and is familiar with the Company's charter, by-laws, and resolutions of the Company authorizing the issuance of the Shares and with the Registration Statement.

                  Based upon the foregoing, the undersigned is of the opinion that the Shares have been duly authorized for issuance by all necessary corporate action and will be, when issued as authorized under the Plan and for the consideration described therein, validly issued, fully paid and nonassessable.

                  The undersigned consents to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement.

Very truly yours,



Norma B. Carter
Vice President, General Counsel and
Corporate Secretary

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